Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 25, 2023

CHICAGO, ILLINOIS – October 25, 2023 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2023 net sales and net earnings.

Third quarter 2023 net sales were $248,336,000 compared to $211,888,000 in third quarter 2022, an increase of $36,448,000 or 17%. Third quarter 2023 net earnings were $34,382,000 compared to $26,577,000 in third quarter 2022, and net earnings per share were $0.49 and $0.37 in third quarter 2023 and 2022, respectively, an increase of $0.12 per share or 32%.

Nine months 2023 net sales were $567,884,000 compared to $493,260,000 in nine months 2022, an increase of $74,624,000 or 15%. Nine months 2023 net earnings were $62,509,000 compared to $50,593,000 in nine months 2022, and net earnings per share were $0.89 and $0.71 in nine months 2023 and 2022, respectively, an increase of $0.18 per share or 25%.

Mrs. Gordon said, “Sales growth in third quarter and nine months 2023 was driven by effective sales and marketing programs, including pre-Halloween seasonal sales programs during these periods. Higher sales price realization was the primary contributor to the sales increase in third quarter and nine months 2023.  Third quarter and nine months 2023 net sales also benefited from the timing of earlier pre-Halloween and other sales in 2023 when compared to the prior comparative 2022 periods. As a result, we expect that the aforementioned timing of sales between the comparative third and fourth quarters in 2023 and 2022 will have some adverse effect on sales and earnings in fourth quarter 2023 when compared to fourth quarter 2022.

Although the increase in third quarter and nine months 2023 sales contributed to improved net earnings, significantly higher input costs mitigated much of the benefits of these higher sales. Third quarter and nine months 2023 gross profit margins and net earnings were adversely affected by higher costs for ingredients, packaging materials, labor and benefits, and plant manufacturing operating supplies, services, utilities and repairs and maintenance. We also incurred additional costs, including overtime and extended operating shifts for plant manufacturing, to meet our sales demands in 2023.

Our input unit costs moved significantly higher in 2023 as most of our supply contracts for ingredients, packaging materials and manufacturing supplies and services expired at the end of 2022, and new supply agreements at higher prices became effective in early 2023. These higher costs in 2023 are incremental to the significant increase in input costs that we experienced last year in 2022 when compared to 2021. We believe that the increases in ingredients and packaging materials costs from 2021 to present are the greatest that we have experienced over any two-year period in decades. Limited supply and continuing high demand for materials, as well as generally elevated commodity markets and overall inflation, have driven up our unit costs for many ingredients and packaging materials in each of the past two years. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs and higher inflation, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs, many companies in the consumer products industry have increased selling prices during the 2021 through 2023 period. We have and continue to implement price increases as well with the objective of improving sales price realization in order to pass along some of these higher input costs and restore some of our margin declines. Price increases were phased in principally beginning in second half 2021 and continue into 2023. We have made progress in restoring our margins this year, but we have not yet restored our margins to historical levels. As we look into 2024, we believe that our overall unit costs for ingredients and packaging will be even higher in 2024 than in 2023. Continuing increases in input costs and overall high inflation may not allow us to fully restore our margins to historical levels. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above-discussed higher input costs to our customers as well as the final consumers of our products.

Our supply chain improved significantly in 2023 compared to 2022.  However, we remain focused on the supply chain in order to insure that we avoid delays and disruptions which could result in the temporary shutdown of one or more manufacturing lines resulting in lost sales and profits in 2023. Although the labor market is not as tight this year, we continue to experience some labor challenges at some of our manufacturing plant locations. We did expand our work shifts and overtime in the first nine months of 2023 in order to increase production and inventory levels, and insure that we can meet our sales demands in 2023 on a timely basis.

Unfavorable foreign exchange adversely affected third quarter and nine months 2023 net earnings, however, more favorable investment income on the Company’s investments in marketable securities mitigated some of this foreign exchange loss in the third quarter and nine months 2023 compared to the corresponding periods in the prior year. The Company’s effective income tax rates were 23.9% and 22.7% in third quarter 2023 and 2022, respectively, and were 24.1% and 23.4% in nine months 2023 and 2022, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in third quarter and nine months 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, successful distribution and sell-through during Halloween and other seasons, supply chain disruptions, availability of labor, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2023 and 2022

	Third Quarter Ended
	2023	2022

Net Product Sales	$248,336,000	$211,888,000
Net Earnings	$34,382,000	$26,577,000
Net Earnings Per Share*	$0.49	$0.37
Average Shares Outstanding*	69,621,000	70,915,000

	Nine Months Ended
	2023	2022

Net Product Sales	$567,884,000	$493,260,000
Net Earnings	$62,509,000	$50,593,000
Net Earnings Per Share*	$0.89	$0.71
Average Shares Outstanding*	69,973,000	70,992,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2023 and April 8, 2022.